UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 17, 2015

MASCOTA RESOURCES CORP.
(Exact name of registrant as specified in its charter)

Nevada	333-190265	36-4752858
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

29409 232nd Ave. SE
Black Diamond, WA 98010

(Address of principal executive offices, including zip code)

(206) 818-4799

(Registrant's telephone number, including area code)

PO Box 64, Calle Columbia 1014, Colonia 5 de Diciembre
Puerto Vallarta, CP 48351
Jalisco, Mexico

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 17, 2015, our Board of Directors appointed Mark Rodenbeck to serve as an additional Director of the Mascota Resources, Inc., “the Company,” effective immediately and to continue until his successor is chosen at the next annual meeting of the Company’s shareholders.

On February 17, 2015, Dale Rasmussen tendered his resignation as the Company’s Secretary effective as of the same date.  Mr. Rasmussen’s resignation was not a result of any disagreement with the Company on any matter relating to the Company's operations, policies or practices.

The Board accepted Mr. Rasmussen’s resignation and appointed Mr. Rodenbeck to serve as the Company’s Secretary until his successor is chosen at the next annual meeting of the Board of Directors.

Mark Rodenbeck (67) graduated (cum laude with Dean's List honors) from Northwood Institute with B.S. Degree in Business Administration in 1970.  Between 1970 and 1976, Mr. Rodenbeck worked as Geneneral Manager, and then District Manager, for Foodplex Inc., a large operator of fast food restaurants.  In 1976 he became President and 50% owner of Damark Inc. which owned and operated 6 fast food restaurants in Michigan.  In 1981, Mr. Rodenbeck sold his restaurants and moved to Denver, Colorado, and became a stockbroker.  In 1984, he was promoted to Branch Manager of Engler & Budd, a Minneapolis based brokerage firm.  In 1995 co-founded Colorado Ceramic Tile, Inc. as a 50% owner and officer.   Mr. Rodenbeck retired from Colorado Ceramic Tile in 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	March 5, 2015	MASCOTA RESOURCES CORP.

/s/ Mark Rodenbeck
By: Mark Rodenbeck, Secretary